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EXHIBIT 99(a)


Board of Directors and Shareholder
Valley Group, Inc.

     We have audited the consolidated balance sheet of Valley Group, Inc. and Subsidiaries (a wholly owned subsidiary of Fund American Enterprises Holdings, Inc.) as of December 31, 1996, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the year then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above (not presented separately herein) present fairly, in all material respects, the consolidated financial position of Valley Group, Inc. and Subsidiaries at December 31, 1996, and the consolidated results of its operations and its cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                          Coopers & Lybrand L.L.P.

Portland, Oregon
February 14, 1997